Exhibit 2.1
                  UNITED STATES BANKRUPTCY COURT
                   SOUTHERN DISTRICT OF INDIANA

IN RE:

PETRO UNION, INC.                        CASE NO. 96-70559-BHL-11

     DEBTOR                                            CHAPTER 11

               FIRST AMENDED PLAN OF REORGANIZATION

     The Debtor, Petro Union, Inc., (the "Debtor"), as Debtor and
Debtor-in-Possession and by and through its counsel, Boehl, Stopher & Graves, proposes the following First Amended Plan of Reorganization pursuant to 11 United States Code Section 1121, et seq., in connection with the Chapter 11 Case commenced by the Debtor.

                            ARTICLE 1

                           DEFINITIONS

     Unless the context otherwise requires, the following capitalized terms shall have the following meanings in this Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan unless the context requires otherwise. Whenever it appears appropriate from the context, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and neuter. Any capitalized term in this Plan which is not defined herein shall have the meaning assigned to such term by the Bankruptcy Code or the Bankruptcy Rules.

     1.01 Administrative Claim: A Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Chapter 11 Case for preserving the Debtor's Chapter 11 estate and operating the business of the Debtor, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a) or 331 of the Bankruptcy Code, and all fees and charges assessed against the Estate under
Section 586 of Title 28, United States Code.

     1.02 Administrative Claimant: Any Person or entity entitled to payment of an Administrative Claim.

     1.03 Boehl, Stopher & Graves: Counsel for the Debtor as of May 23, 1997, at which time Bruce D. Atherton, as approved counsel for the Debtor, moved his practice from Weber & Rose, P.S.C.

     1.04 Allowed Claim: Any Claim against the Debtor, proof of which was filed on or before the Bar Date, or, if no proof of claim is filed, which has been or hereafter is listed by the Debtor in its Schedules as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. A disputed Claim shall be an Allowed Claim if, and only to the extent that, such Disputed Claim has been allowed by a Final Order. The term "Allowed", when used to modify a reference in this Plan to any Claim or Class of Claims shall mean a Claim (or any Claim in any such Class) that is so Allowed, e.g., an Allowed Secured Claim is a Claim that has been Allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest in property of the estate of the Debtor securing such Claim. Unless otherwise specified in this Plan or in the Final Order of the Bankruptcy Court allowing such Claim; "Allowed Claim" shall not include interest on the amount of such Claim from and after the Petition Date. Administrative Claims, Other Priority Claims, and Priority Tax Claims are Allowed only to the extent the Debtor recognizes them as fixed, liquidated and Allowed and treats them as such on the Effective Date or to the extent that they are otherwise Allowed by a Final Order of the Bankruptcy Court.

     1.05 Amended and/or Second Restated Articles of Incorporation: The amended and/or restated Articles of Incorporation to be filed by the Debtor pursuant to Article 18.

     1.06 Amended and Restated By-Laws: The amended and restated by-laws to be adopted by the Company pursuant to Article 18 of the Plan.

     1.07 Assets: All right, title and interest in and to any and all property of every kind or nature, owned by the Debtor as of the Effective Date, including, but not limited to, property as defined in Section 541 of the Bankruptcy Code (each identified item of property being herein sometimes referred to as an "Asset").

     1.08 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and codified in Title 11, United States Code.

     1.09 Bankruptcy Court: The unit of the United States District Court for the Southern District of Indiana, having jurisdiction over the Chapter 11 Case.

     1.10 Bankruptcy Rules: The Rules of Bankruptcy Procedure, and the local rules of the Bankruptcy Court, as applicable to this Chapter 11 Case.

     1.11 Bar Date: The Debtor has made motion to the Bankruptcy Court to set the date of July 11, 1997, at 4:30 p.m., E.S.T., as the final time and date for filing proofs of claim for pre-petition Claims against the Debtor and for filing applications for post-petition Claims against the Debtor, excepting the final professional fee applications of Weber & Rose, P.S.C., Boehl, Stopher & Graves, Cohen, Brame and Smith Professional Corporation, and any others seeking professional fees. By order of the Bankruptcy Court, July 11, 1997, or such other date as shall be set by the Bankruptcy Court, shall be the final date for filing pre-petition Claims or post-petition applications pursuant to Bankruptcy Rule 3003(c)(3).

     1.12 Cash:  Lawful currency of the United States of America.

     1.13 Chapter 11 Case: This case No. 96-70559-BHL-11 under Chapter 11 of the Bankruptcy Code.

     1.14 Collateral:  Any Asset in which a Secured Creditor claims a Lien.

     1.15 Committee: The Official Committee of Unsecured Creditors appointed in the Chapter 11 Case of the Debtor.

     1.16 Common Stock: The common stock, with full right of voting under the Colorado Business Corporation Act of the Reorganized Debtor.

     1.17 Confirmation Date: The date when the Confirmation Order becomes a Final Order.

     1.18 Confirmation Order: The order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     1.19 Creditor:  Any Person that holds a Claim against the Debtor.

     1.20 Debtor:  Petro Union as Debtor-in- Possession.

     1.21 Disclosure Statement: The Disclosure Statement in respect of the Plan, approved by the Bankruptcy Court, together with any supplements thereto approved by the Bankruptcy Court.

     1.22 Disputed Claims: Claims against the Debtor as to which an objection has been timely filed and which objection has not been withdrawn or resolved by entry of a Final Order.

     1.23 Distributions: The payments and distributions required by the Plan to be made to the holders of Allowed Claims.

     1.24 District Court: The United States District Court for the Southern District of Indiana.

     1.25 Effective Date: Shall be eleven (11) days after the Confirmation Date and the date upon which the Plan will become effective.

     1.26 Encumbrances: All reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other title exceptions and encumbrances affecting the Collateral.

     1.27 Equity Security: Any claim of any claimant based upon the ownership, whether actual or constructive, of a share of stock in the Debtor, prior to corporation, whether or not transferrable or denominated as "Stock" or other similar security.

     1.28 Equity Security Holder: A holder of an equity security of the Debtor prior to the date of confirmation.

     1.29 Estimated Claim: Any Claim estimated for voting purposes only pursuant to Bankruptcy Rule 3018 and any applicable Articles of this Plan.

     1.30 Final Order: An order which is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

     1.31 First Distribution Date: The Date upon which the first of the Distributions to be made pursuant to the Plan will be made, which date shall be the thirtieth (30th) day following the Confirmation Date.

     1.32 Green Coal Unsecured Creditors: Those persons making claim against the Debtor as a result of the Debtor's execution of pre-petition Guarantees or voluntary acquisition of debt on behalf of, or jointly with, Green Coal Company.

     1.33 Horizontal Ventures, Inc. ("HVI"): An Oklahoma corporation with its principal place of business in Tulsa, Oklahoma. Upon confirmation, the stock of HVI shall be acquired by the Reorganized Debtor.

     1.34 Interest: Rights of the owners of the issued and outstanding shares of the Common Stock.

     1.35 Management Group: Those Persons who shall be employed by the Reorganized Debtor after the Confirmation Date and who shall be responsible for the day to day operation of the Reorganized Debtor.

     1.36 Maturity Date: As to any Claim, the date on which such Claim and all accrued and unpaid interest thereon which are provided to be paid hereunder shall be fully due and payable.

     1.37 New Common Stock: Shall be One Million (1,000,000) shares of Series B common stock issued by the Reorganized Debtor after the acquisition authorized by the Plan with Horizontal Ventures, Inc.

     1.38 Person: An individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government or any particular subdivision thereof or other entity.

     1.39 Petition Date: May 13, 1996, the date of filing of the Chapter 11 Case by the Debtor.

     1.40 Plan: This Plan of Reorganization, either in its present form or as it may be altered, amended, or modified from time to time.

     1.41 Priority Claim: Any Claim entitled to priority in payment under Sections 507(a)(2) through 507(a)(6) of the Bankruptcy Code.

     1.42 Priority Tax Claim:  Any Claim entitled to priority in payment under
Section 507(a)(7) of the Bankruptcy Code, but excluding all claims for post-petition interest and penalties, all of which interest and penalties shall be (i) deemed disallowed and (ii) discharged on the Effective Date.

     1.43 Reorganized Debtor: Petro Union once the Effective Date has occurred.

     1.44 Scheduled Debt Service: The regularly scheduled payments of principal and/or interest to a particular class of Creditor(s).

     1.45 Scheduled Payment Date: Any date on which Scheduled Debt Service is due and payable.

     1.46 Schedules: Schedules and Statement of Affairs filed by the Debtor with the Bankruptcy Court listing liabilities and assets, as may be amended.

     1.47 Secured Claim:  A Claim secured by a Lien on Assets of the Debtor.

     1.48 Secured Creditor:  The owner or holder of a Secured Claim.

     1.49 Security Instrument: Any mortgage, deed of trust, security agreement, financing statement or other instrument that creates or evidences a Lien.

     1.50 Taxing Authorities: Federal, state or local governmental units having jurisdiction and authority to assess, levy and collect taxes.

     1.51 Unsecured Claims: Any and all Claims held by Creditors of the Debtor which Claims are not secured by Assets of the Debtor, including, but not limited to, Deficiency Claims, Claims arising from rejection of executory contracts, leases, and Claims arising from litigation or suits against the Debtor. For purposes of the definition, "Unsecured Claims" does not include Administrative Claims, Priority Claims, Priority Tax Claims, and Secured Claims.

     1.52 Unsecured Creditor:  Any Creditor that holds an Unsecured Claim.

     1.53 Unsecured Vendors: Any Creditor holding an Unsecured Claim which is not defined as a Green Coal Unsecured Creditor.

     1.54 Weber & Rose, P.S.C.: Weber & Rose, P.S.C., was previous counsel for the Debtor, until May 23, 1997, at which time Bruce D. Atherton, as approved counsel for the Debtor, moved his practice to Boehl, Stopher & Graves.


                            ARTICLE 2

                  EFFECT AND SUMMARY OF THE PLAN

     The Debtor has proposed this Plan in good faith for the purpose of creating a Reorganized Debtor which will enure to the benefit of the assets of the Debtor, while restructuring its debt. Upon confirmation, the Reorganized Debtor will pay administrative and priority claims in full. The existing secured debt of the Debtor will be paid according to its terms and conditions previously contracted for. The Unsecured Creditors will receive stock in the Reorganized Debtor based upon the formula set forth in Article 8 of the Plan. Finally, the Equity holders of the stock of the Debtor, existing as of the date of confirmation, will receive new shares of stock in the Reorganized Debtor at a reverse ratio of 220 shares of the stock in the Debtor to one (1) share of stock in the Reorganized Debtor. Pursuant to the terms of the Plan, after confirmation, the Reorganized Debtor will amend all corporate governance documents, including, but not limited to, Articles of Incorporation (original, amended and/or restated), By-Laws (original or amended), or any other documentation necessary to create a new class of voting Common Stock with no par value.

     Upon the confirmation of the Plan of Reorganization and the amendment of the affected corporate governance documentation, the Reorganized Debtor will acquire all stock of its single largest competitor, Horizontal Ventures, Inc., ("HVI"). HVI is an Oklahoma corporation with its principal place of business located in Tulsa, Oklahoma. For the purpose of attracting the interest of the Reorganized Debtor, HVI has multiple sets of rigs and personnel which will enable the Reorganized Debtor to resume its horizontal drilling activities in a more effective manner. HVI's net worth, resulting from its drilling units and working capital, at the time of acquisition will result in the Reorganized Debtor transferring Five Hundred Ninety Thousand (590,000) shares of newly issued voting stock to the shareholders of HVI in consideration of the stock acquired.

     The ultimate effect of the Plan upon confirmation by the Bankruptcy Court, will be the Reorganized Debtor having issued Common Stock of One Million (1,000,000) shares at a book value in a minimum amount of Five Million Dollars ($5,000,000.00). The Reorganized Debtor will also be capitalized in a sufficient sum to allow it to engage in its horizontal drilling ventures, which is the core business of the pre-petition Debtor.


                            ARTICLE 3

              CLASSIFICATION OF CLAIMS AND INTERESTS

                        CLASSIFIED CLAIMS

     Class A-1 -    Administrative Claims

     Class A-2 -    Priority Claims

     Class A-3 -    Priority Tax Claims and Any Secured Claims of Taxing
                    Authorities

                          SECURED CLAIMS

     Class B-1 -    Allowed Secured Claim of Ford Motor Credit Company

     Class B-2-     Allowed Secured Claim of National City Bank of Evansville

                         UNSECURED CLAIMS

     Class C-1      Allowed Claims

     Class C-2      Allowed Claims

                        EQUITY SECURITIES

     Class D-1      Equity Security Holders


                            ARTICLE 4

                    PROVISIONS FOR PAYMENT OF
                ADMINISTRATIVE CLAIMS (CLASS A-1)

     4.1 Full Payment to Administrative Claimants: Unless otherwise agreed, each Allowed Claim under Class A-1 shall be fully paid in Cash on the later of
(a) eleven (11) days after the Effective Date or (b) the twenty-first (21st) day after such Claim becomes an Allowed Claim or as agreed by the Debtor or Reorganized Debtor and the respective Creditor; provided, however, that Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case for the purchase of goods and/or services shall be paid in the ordinary course of business and in accordance with any related agreements. All applications for Administrative Claims shall be filed on or before the Bar Date set by the Court which may be set after confirmation of the Plan.

     4.2 Status of Creditor: Claimants in Class A-1 are unimpaired except to the extent that such Claimants have agreed to treatment other than payment after the Effective Date. Acceptance of the Plan from such Claimants will not be solicited.


                            ARTICLE 5

                    PROVISIONS FOR PAYMENT OF
               ALLOWED PRIORITY CLAIMS (CLASS A-2)

     5.1 Full Payment to Priority Claimant: Unless otherwise agreed, each Allowed Priority Claim shall be fully paid in Cash on the later of (a) thirty
(30) days after the Effective Date or (b) fifteen (15) days after the allowance of such Claim by Final Order. Accrued vacation benefits for current employees will not be discharged and will remain available to employees in due course.

     5.2 Status of Creditor: Claimants in Class A-2 are unimpaired. Acceptance of the Plan from such Claimants will not be solicited.


                            ARTICLE 6

                    PROVISIONS FOR PAYMENT OF
             ALLOWED PRIORITY TAX CLAIMS (CLASS A-3)

     6.1 Payment on Terms for Priority Tax Claims: The Reorganized Debtor shall pay Allowed Priority Tax Claims and any Allowed Secured Claims of Taxing Authorities without interest or penalty within thirty (30) days after the Effective Date.

     6.2 Status of Creditor: Claimants in Class A-3 are unimpaired. Acceptance of the Plan from such Claimants will not be solicited.


                            ARTICLE 7

                    PROVISIONS FOR PAYMENT OF
               SECURED CLAIMS (CLASSES B-1 AND B-2)

     7.1 Full Payment to Ford Motor Credit Company: The Allowed Secured Claim of Ford Motor Credit Company is unimpaired. On the Effective Date, the Reorganized Debtor shall assume the existing loan subject to the existing lien of Ford Motor Credit Company, but free and clear of all other liens and encumbrances. The terms of repayment of the assumed loan shall not be modified, except as otherwise agreed by Ford Motor Credit Company after the Effective Date. All payments on account of the Class B-1 Claim shall be made from available cash.

     7.2 Payment of Secured Claim of National City Bank of Evansville: On the Effective Date, the Reorganized Debtor shall assume the existing loan subject to the existing lien of National City Bank of Evansville, but free and clear of all other liens and encumbrances. The terms of repayment of the assume loan shall not be modified except as may be agreed upon by National City
Bank of Evansville after the Effective Date.


                            ARTICLE 8

                   PROVISIONS FOR TREATMENT OF
              UNSECURED CLAIMS (CLASSES C-1 AND C-2)

     8.1 Separation of Unsecured Claimants: The Debtor recognizes that the claims of its creditors result from two (2) separate types of credit facilities. The distinction between the credit facilities are: (a) the Debtor's usual and customary vendors (the "Unsecured Vendors"); and (b) the claims of the Green Coal Unsecured Creditors. The Reorganized Debtor shall treat the Unsecured Vendors and the Green Coal Unsecured Creditors as subclasses under the terms of the Plan and make a distribution to each subclass as set forth in this Article 8.

     8.2 Distribution of Stock to Unsecured Vendors (C-1): The Reorganized Debtor shall deliver, within thirty (30) days from the Effective Date, to each claimant having an allowed claim within the subclass of Unsecured Vendors such claimant's pro-rata share of Twenty Thousand (20,000) shares of voting Common Stock of the Reorganized Debtor.

     8.3 Status of Creditor: Unsecured claims in Class C-1, being the subclass of Unsecured Vendors, are impaired. Acceptance of the Plan from such claimants will be solicited.

     8.4 Distribution of Stock to Green Coal Unsecured Creditors (C-2): The Reorganized Debtor shall deliver, within thirty (30) days from the Effective Date, to each Claimant having an Allowed Claim within the subclass of Green Coal Unsecured Creditors such Claimant's pro-rata share of Eighty Thousand (80,000) shares of voting Common Stock of the Reorganized Debtor.

     8.5 Status of Creditor: Claimants in Class C-2 are impaired. Acceptance of the Plan from such claimants will be solicited.


                            ARTICLE 9

            TREATMENT OF EQUITY SECURITIES (CLASS D-1)

     9.1 Pro-Rata Replacement of Equity Securities (Class D-1): The Reorganized Debtor shall deliver, within thirty (30) days from the Effective Date, to each existing holder of an Equity Interest of the Debtor, prior to the date of confirmation, such Equity holder's pro-rata share of Eighty Thousand (80,000) shares of voting Common Stock of the Reorganized Debtor.
For every share of voting Common Stock held by an Equity holder of the Debtor, such shareholder will receive one-two hundred twentieth (1/220th) of a share in the Reorganized Debtor. In the event there are any fractional shares of stock resulting from the determination of each Equity holder's interest, upon the formula set forth above, such fractional shares will not be allowed by the securities laws governing the Reorganized Debtor and said Equity holder's interest shall be rounded up to the next highest single share of stock of the Reorganized Debtor.


                            ARTICLE 10

                     THIRD PARTY OBLIGATIONS

     10.1 Claims Against Insurance Carriers: The Plan is not intended to affect the rights, if any, of any party to collect a Claim from or to assert a Claim against any insurance carrier providing workers compensation, general liability, or other insurance coverage for the Debtor that may exist under applicable non-bankruptcy law and any applicable contractual provisions. To the extent an allowed Claim either (i) elects not to seek compensation from applicable insurance coverage, or (ii) is not satisfied by insurance carriers as a result of deductible provisions, self-insurance limitations of coverage, or any other reason shall be treated as a Class C-1 Claim.

                            ARTICLE 11

                 MEANS FOR IMPLEMENTATION OF PLAN

     11.1 Cancellation of Stock and Issuance of Voting Common Stock and/or Preferred Stock: On the Effective Date new certificates representing shares of voting Common Stock under the Plan will be issued in accordance with Articles 8 and 9 of the Plan and shall be exchanged or delivered to those persons entitled to such shares of voting Common Stock in accordance with Articles 8 and 9 of the Plan.

     11.2 Assignment of Causes of Action: On the Effective Date, all rights and causes of action pursuant to (i) Sections 502, 542, 544, 545, 546, 548, 550 and 553 of the Bankruptcy Code; (ii) preference claims pursuant to Section 547 of the Bankruptcy Code; (iii) fraudulent transfer claims pursuant to
Section 548 of the Bankruptcy Code; (iv) all other claims and causes of action of the Debtor's Estate against any Person as of the Confirmation Date shall be preserved and transferred and assigned to the Reorganized Debtor. On the Effective Date, the Reorganized Debtor shall be appointed representative of the Debtor's Chapter 11 estate under Section 1123(b) of the Bankruptcy Code and will be authorized and shall have the power to bring any and all such causes of action. The Reorganized Debtor, in its discretion, may pursue such causes of action, and take all actions in connection with the prosecution, defense, compromise or settlement thereof, and in such connection, may retain such counsel, accountants or other Persons as the Reorganized Debtor shall deem necessary in connection therewith. All recoveries, if any, received from or in respect of the causes of action (whether by settlement, judgment or otherwise) shall become and be property of the Reorganized Debtor. To the extent permitted by law, all rights under Section 363(h) of the Bankruptcy Code are also preserved for the benefit of the Debtor, and Reorganized Debtor shall have the right to exercise those rights subject to Bankruptcy Court approval.

     11.3 Provisions Covering Distributions:

         (a) Payments Made On The Effective Date: Payments and Distributions to be made shall be made as provided for in the Plan or as may be ordered by the Bankruptcy Court.

         (b) Method of Payment: Payments to be made in Cash pursuant to the Plan shall be made by check drawn on a domestic bank.

         (c) Payment to be Made by the Reorganized Debtor: Except as otherwise provided may be specified in the Plan, Distributions to be made to Creditors under the Plan shall be made by the Reorganized Debtor.

     11.4 Authority to Acquire HVI Stock: On the Effective Date, the Reorganized Debtor shall have all rights and authority, subject to the terms of this Plan and the applicable law of the State of Colorado, to acquire the shares of stock of HVI according to the terms of the Agreement and Plan of Acquisition between Petro Union, Inc., and Horizontal Ventures, Inc., which has been approved by the Bankruptcy Court and a copy of which is attached hereto as Schedule 1.

     11.5 Other Actions to Implement Plan: All Persons shall execute all such documents and instruments and shall take all such other actions, from time to time either prior or subsequent to the Effective Date, as may be necessary, proper or advisable to implement this Plan.


                            ARTICLE 12

               ACCEPTANCE OR REJECTION OF THE PLAN:
       EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

     12.1 Impaired Classes to Vote: Each impaired class of Creditors with Claims against the Debtor's estate shall be entitled to vote to accept or reject the Plan.

     12.2 Acceptance by Class of Creditors: A Class of Creditors shall have accepted the Plan if the Plan is accepted by at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of such class that have filed a ballot voting on the Plan.

     12.3 Cramdown: As long as one non-insider impaired class of creditors votes to accept the Plan, the Debtor shall request the Bankruptcy Court to confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code.


                            ARTICLE 13

                   IDENTIFICATION OF CLAIMS AND
                INTERESTS NOT IMPAIRED BY THE PLAN

     13.1 Unimpaired Classes: Claims of Creditors specified in Class A-1, A-2, A-3, B-1 and B-2, are not impaired under the Plan and, therefore, not entitled to cast a vote pursuant to Bankruptcy Code Section 1126(f).

     13.2 Impaired Classes to Vote on Plan: The holders of Claims or Interests specified in Classes C-1, C-2, and D are impaired and are entitled to cast votes to accept or reject the Plan.


                            ARTICLE 14

                     EXECUTORY CONTRACTS AND
                 UNEXPIRED LEASES UNDER THE PLAN

     14.1 Assumption/Rejection of Executory Contracts Under the Plan: Any executory contracts or unexpired leases not (a) assumed, (b) the subject of a pending motion to assume as of the Confirmation Date, or (c) identified on the attached Schedule 2 shall be deemed to have been rejected upon the Confirmation Date in accordance with Section 365 of the Bankruptcy Code. This Plan shall constitute a motion to assume and/or affirm (as to post-petition contracts and leases) the executory contracts and leases identified on
Schedule 2. Confirmation of the Plan will effect the assumption and affirmation of the identified executory contracts and leases and establish the applicable cure payment, if any, of the amounts listed on Schedule 2.

     14.2 Filing of Claims Under Rejected Contracts: All Claims arising from the rejection of executory contracts must be evidenced by properly filed proofs of claims. Such proofs of claim must be filed within any applicable deadline previously established by the Bankruptcy Court or, if no previously set deadline is applicable, within thirty (30) days of the later of the rejection of the contract or the Effective Date. Such proofs of claim shall, in addition to its filing with the Bankruptcy Court, be served upon the Reorganized Debtor. Any objection to Claims filed pursuant to this provision shall be governed by the procedures provided in Article 15 hereof.


                            ARTICLE 15

                     BAR DATE FOR CLAIMS AND
                     PROCEDURES FOR RESOLVING
                  DISPUTED CLAIMS UNDER THE PLAN

     15.1 Bar Date for Objections to Claims: Except as otherwise set out herein, objections to Claims shall be made and filed by the Debtor and/or any party in interest and shall be served upon each holder of each of the Claims, if any, to which objections are made and filed with the Bankruptcy Court as soon as practicable. The Debtor or the Reorganized Debtor shall file any objection to a Claim pursuant to this Plan or pursuant to any order entered herein on a date no later than thirty (30) days after the Effective Date. Objections filed by parties other than the Debtor, the Reorganized Debtor, and/or their insurance carriers, shall be filed within thirty (30) days subsequent to the Effective Date.

     15.2 Prosecution of Objections to Claims: The Reorganized Debtor shall use its best efforts to object to, compromise, and/or settle all Claims at amounts accurately reflecting the amount of each respective Creditor's allowable Claim, subject to reasonable litigation expense limits. The Reorganized Debtor shall litigate to judgment, settle or withdraw objections that the Debtor and/or the Reorganized Debtor may file to Disputed Claims.
Any other party filing an objection shall be responsible for prosecuting to judgment or settling any such objections. Debtor and/or Reorganized Debtor shall be permitted to settle any Disputed Claims without further notice or Court approval. Any stipulations regarding a Claim filed by the Claimant and either Debtor or Reorganized Debtor shall be deemed an amendment to any previously filed proof of claim and shall be deemed an amendment by the Debtor to its Schedules, and any modifications or supplements thereto. Any proposed settlement of an objection filed by a party in interest other than the Debtor, Reorganized Debtor, or their insurance carriers shall be consented to by the Reorganized Debtor in writing or shall be approved by the Court.

     15.3 No Distributions Until Claim Allowed: Except as may be otherwise agreed to with respect to any Disputed Claim, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been determined by a Final Order. Payments and Distributions to each holder of a Disputed Claim to the extent that it ultimately becomes an Allowed Claim shall be pursuant to the provisions of the Plan with respect to such Claim. Such payments and Distributions shall be made as soon as practicable after the date that the order or judgment allowing such Claim becomes a Final Order.

     15.4 Voting Rights: Disputed Claims shall not be allowed to vote with respect to the Plan unless such Claim is an Estimated Claim.

     15.5 Estimation for Distribution: Debtor may seek an order estimating the amount of any Disputed Claim pursuant to 11 U.S.C. Section 502(c) for the purposes of distributions under the Plan.


                            ARTICLE 16

                   DISSOLUTION OF THE COMMITTEE

   The Committee will be dissolved and will terminate upon the Effective Date.


                            ARTICLE 17

         PROVISIONS FOR RETENTION OF JURISDICTION BY THE
           BANKRUPTCY COURT FOR SUPERVISION OF THE PLAN

   The Bankruptcy Court shall retain exclusive jurisdiction over all matters arising under, or arising in, or relating to the Chapter 11 Case or this Plan to the full extent permitted by 28 U.S.C. Section 1334, to hear, and to the full extent permitted under 28 U.S.C. Section 157, to determine, all proceedings in respect thereof, including, but not limited to, proceedings to supervise the Plan. Specifically, but without limitation, and if applicable law provides, the Bankruptcy Court shall have jurisdiction:

             (a) to hear any and all objections or settlements relating to the allowance of Claims;

             (b) to hear any and all applications for payment of fees made by attorneys and other professionals pursuant to Sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed by the Debtor under the Bankruptcy Code, and any and all objections thereto;

             (c) to hear any and all pending applications for rejection, the assumption or the assumption and assignment, as the case may be, of unexpired leases and executory contracts to which the Debtor is a party or with respect to which they may be liable, and any and all Claims arising therefrom;

             (d) to hear any and all motions, applications, adversary proceedings and contested or litigated matters properly before the Bankruptcy Court;

             (e)  to approve modifications of or amendments to the Plan;

             (f) to hear disputes regarding the implementation or consummation of the Plan;

             (g) to hear all controversies, disputes, settlements, and suits which may arise in connection with the interpretation or enforcement of this Plan, or in connection with the enforcement of remedies under this Plan;

             (h) to hear during the time period the Chapter 11 Case is open, all controversies, disputes and issues dealing with the discharge of the Debtor or the dischargeability of any Claims;

             (i) to approve compromises, settlements or adjudications of any objections to Claims;

             (j) to estimate disputed, contingent and unliquidated Claims for purposes of distribution under the Plan;

             (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan;

             (l) to resolve issues or disputes relating to the division, title, sale or liquidation of the Assets;

             (m)  to enter a final decree closing this case; and

             (n) to hear and determine such other matters as may arise in connection with this Plan or the Confirmation Order.


                            ARTICLE 18

              ARTICLES OF INCORPORATION AND BY-LAWS
         OF THE DEBTOR/RESTRICTION ON TRANSFER OF SHARES

     18.1 Amendments to Articles of Incorporation and By-Laws: The Confirmation Order shall provide authorization pursuant to the applicable provisions of the Colorado Business Corporation Act for the filing by the Company of any Amended and/or Restated Articles of Incorporation and Amended and/or Restated By-Laws. Any Restated Articles of Incorporation shall substantially restate the existing Articles of Incorporation (to the extent previously amended or restated and which do not conflict with the terms of the Plan of Reorganization) and shall repeal any existing Certificate of Designation of Rights, Preferences, Privileges and Restrictions, except that any such Restated Articles shall be amended so as to (a) amend the provisions for authorized Common Stock, cancel the existing classes of preferred stock, and add provisions for the voting Common Stock, (b) amend the provisions for the number and classification of the Board of Directors, to fix the number of directors at five (5), and (c) include provisions granting limitation of liability of directors to the full extent permitted under the laws of the State of Colorado. The Amended and/or Restated By-laws will be amended to provide, among other items, for limitation of liability and indemnification of officers and directors to the full extent permitted under the laws of the State of Colorado, and for such other amendments as necessary to effectuate the amendments to the Articles of Incorporation as described above and to otherwise implement this Plan.

     18.2 Cancellation of Certificates: In the event of confirmation of the Plan, all certificates evidencing the ownership of Common Stock and/or any outstanding preferred stock shall be automatically cancelled. All interests evidenced by or arising from the Common Stock shall be cancelled on the books of the Debtor and shall be settled, compromised, and discharged as provided herein.

     18.3 Issuance of Common Stock: In the event of confirmation of the Plan, the Amended and Second Restated Certificate of Incorporation of the Reorganized Debtor will authorize the issuance of One Million (1,000,000) shares of Common Stock. The voting Common Stock will have the attributes described in the Amended and/or Restated Articles of Incorporation.


                            ARTICLE 19

                    PROVISIONS FOR MANAGEMENT

     19.1 Directors: Pursuant to the provisions of 11 U.S.C. Section 1123, the Directors of the corporation upon the Effective Date shall be:

     1.     Randeep S. Grewal;

     2.     Richard D. Wedel;

     3.     Dr. Jan F. Holtrop;

     4.     Dirk Van Keulen; and

     5.     Donald A. Christensen

     19.2 Officers: Pursuant to the provisions of 11 U.S.C. Section 1123, the Officers of the Reorganized Debtor upon the Effective Date shall be:

     1.     Randeep Grewal, Chief Executive Officer; and

     2.     Richard D. Wedel, Chief Operating Officer;

     19.3 Employment Contracts and Incentive Programs: The Reorganized Debtor shall enter into employment contracts as of the Effective Date with certain of its officers pursuant to employment contracts approved by the Board of Directors of the Reorganized Debtor after the acquisition of HVI.


                            ARTICLE 20

        DISCHARGE OF DEBTOR; INJUNCTION; VESTING OF ASSETS

     20.1 Discharge of Debtor: The Debtor shall receive a full and complete discharge, pursuant to Section 1141(d)(1) of the Bankruptcy Code, of any debt that arose prior to confirmation, including, but not limited to, a discharge of any Claims of the kind specified in Section 502(g), (h) or (i) of the Bankruptcy Code (including any fine, penalty, multiple or exemplary damages or forfeitures). All Creditors and holders of Equity Interests shall be precluded from asserting against the Debtor or its Assets any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     20.2 Injunction: Except as provided in the Plan or Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an equity security holder that is cancelled pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, or their respective properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Reorganized Debtor or their respective properties; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor or their respective properties; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor, the Reorganized Debtor or their respective properties; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

     20.3 Vesting of Assets: Except as otherwise provided by the Plan, on the Confirmation Date of the Plan, the Assets of the Debtor shall vest in the Reorganized Debtor, in accordance with Section 1141 of the Bankruptcy Code, free and clear of all Liens, Claims and encumbrances of any kind or nature, and the Confirmation Order shall be a judicial determination of discharge of the Debtor's liabilities, except as provided in the Plan.


                            ARTICLE 21

                 MODIFICATIONS AND INTERPRETATION
                 OF THE PLAN; GENERAL PROVISIONS

     21.1 Modification: This Plan may be altered, amended or modified by the Debtor, in the manner provided for by Section 1127 of the Bankruptcy Code, or otherwise permitted by law.

     21.2 Headings: The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions or interpretations of this Plan.

     21.3 Severability: Should any provisions in this Plan be determined to be unenforceable for any reason, such determination shall in no way limit or affect the enforceability and operative effect of any other provision(s) of this Plan.

     21.4 Successors and Assigns; Transferability: The rights and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

     21.5 Barred Claims: Except as otherwise specifically provided herein or allowed by a Final Order of the Bankruptcy Court, all Claims against the Debtor which were neither filed with the Bankruptcy Court on or before the Bar Date nor scheduled by the Debtor as undisputed shall be forever waived and discharged.

     21.6 Unclaimed Property: Any property or benefit directly or indirectly distributable pursuant to (i) this Plan or (ii) any instrument, document, certificate or other paper or writing utilized in connection with its implementation, which is not claimed by the Person entitled thereto within ninety (90) days after the latest date when delivery is or was to be made shall be treated as released and abandoned by such Person and, thereafter, shall revert to the Reorganized Debtor for disposition pursuant to the provisions of the Plan. Notice to a Creditor of the availability of a distribution or payment under this Plan at its last known address as reflected on Debtor's records, shall constitute full and complete notice to such Creditor of the availability of such Distribution or payment and shall commence the running of the ninety (90) day period set out above.

     21.7 Notices: Except as otherwise specified, all notices and requests hereunder shall be given by any written means, including, but not limited to, telex, telecopy, telegram, first class mail, express mail or similar overnight delivery service and hand-delivered letter; and any such notice or request shall be deemed to have been given when received.

Notices shall be given as follows:

             To Debtor:

             Petro Union, Inc.
             123 Main Street, Suite 300
             Evansville, Indiana  47708

             With copies to:

             Bruce D. Atherton, Esq.
             BOEHL, STOPHER & GRAVES
             2300 Providian Center
             400 West Market Street
             Louisville, Kentucky  40202

             Randeep S. Grewal
             Horizontal Ventures, Inc.
             4815 S. Harvard, Suite 470
             Tulsa, Oklahoma  74135-3068

Dated:    July 23, 1997

                                          PETRO UNION, INC.


                                          BY:  /s/ Richard D. Wedel
                                           RICHARD D. WEDEL

                                          ITS:         PRESIDENT


                                          BOEHL, STOPHER & GRAVES


                                          BY:  /s/ Bruce D. Atherton
                                           BRUCE D. ATHERTON

                                          2300 PROVIDIAN CENTER
                                          400 WEST MARKET STREET
                                          LOUISVILLE, KENTUCKY  40202
                                          (502) 589-5980
                                          COUNSEL FOR DEBTOR
c:\atherton\petrobnk\Plan.002